99.2

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Accountants and Management Consultants

REPORT OF INDEPENDENT ACCOUTNS ON MANAGEMENT'S
ASSERTION ON COMPLIANCE WITH MINIMUM SERVICING STANDARDS
SET FORTH IN THE UNIFORM SINGLE ATTESTATION PROGRAM FOR
MORTGAGE BANKERS

Board of Directors
Countywide Financial Corporation

We have examined management's assertion, about Countrywide Financial Corporation and Subsidiaries' (including its wholly-owned subsidiary, Countrywide Home Loans, Inc. ("CHL") and Countrywide Home Loans Servicing, L.P., a wholly-owned subsidiary of CHL) ("the Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31,2003 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accounts and, accordingly, including examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Countrywide Financial Corporation and Subsidiaries (including its wholly-owned subsidiary, Countrywide Home Loans, Inc., and Countrywide Home
Loans Servicing LP., a wholly-owned subsidiary, of CHL) complied with the aforementioned minimum servicing standards during the year ended December 31, 2003 is fairly stated, in all material respects, except as disclosed in the attached Scheduled of Findings.

/s/: Grant Thornton LLP
Grant Thornton LLP

Los Angeles California
February 27, 2004

Suite 300
1000 Wilshire Blvd
Los Angeles, CA 90017 2464
T 213-627-1717
F 213-624-6793
W  www. Grantthornton.com

Grant Thornton LLP
US Member of Grant Thornton International


COUNTRYWIDE FINANCIAL CORPORATION
SCHEDULE OF FINDINGS USAP


Statement of Conditions:

During out testing of the Custodial Cash bank reconciliations, we noted that 1 reconciliation out of 30 reconciliations was not prepared within 45 days of the cutoff date. Additionally, there were 2 reconciliations out of 30 reconciliations that had items outstanding greater than 90 days that could have been cleared earlier. Each of these exceptions did not meet the minimum servicing standards set forth in the Mortgage Banker's Association's Uniform Single Attestation Program for Mortgage Bankers (the USAP).

Criteria:

The Uniform Single Attestation Program for Mortgage Bankers, Section 1.1 requires that reconciliations are mathematically accurate and are prepared within forth-five (45) calendar days after the cutoff date. Reconciling items shall also be resolved within ninety (90) calendar days of their original identification.

Recommendation:

We recommend that the Company prepared Custodial Cash bank reconciling items within the minimum time periods specified by the USAP.

Corrective Action Plan:

Due to significant increases in volume of activity and staff turn-over, these accounts were being handled by inexperienced staff members. The Company has since increased the number and quality of staff in this area through additional hiring and training. As a result, the Company is not aware of any current USAP violations related to these accounts






















Countrywide company logo here
4500 Park Granda
Calabasas, California 91302
(818) 225-3000

February 27,2004

Grant Thornton LLP
100 Wilshire Boulevard
Suite 300
Los Angeles, CA 90017


Gentleman:

As of and for the year ended December 31, 2003, Countrywide Financial Corporation and Subsidiaries (which includes its wholly-owned subsidiary, Countrywide Home Loans, Inc., ("CHL") and Countrywide Home Loans
Servicing L.P., a wholly owned subsidiary of CHL) (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except as disclosed in the attached Schedule of Findings to the report. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $215 million and $240 million, respectively.

The Company investigated the matters noted in the Schedule of Findings and noted that due to significant increases in volume of activity and staff turn-over, these accounts were being handled in inexperienced staff members. The Company has since increased the number and quality of staff in this area through additional hiring and training. As a result, management is not aware of any current USAP violations related to these accounts.

Sincerely,


/s/:  Thomas K. McLaughlin
Thomas K. McLaughlin
Senior Managing Director and
Chief Financial Officer

/s/:  Kevin Meyers
Kevin Meyers
Managing Director, Finance
Loan Administration